Exhibit 99.1

CITI TRENDS PROVIDES FOURTH QUARTER BUSINESS UPDATE

Comparable store sales increased 16.7%, exceeding prior expectations

Expects EPS of $1.71 to $1.76, exceeding prior expectations and Q4 2019 EPS of $0.84

Repurchased approximately 395,000 shares in the quarter

SAVANNAH, GA (February 18, 2021) — Citi Trends, Inc. (NASDAQ: CTRN), the leading value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States, today provided a fourth quarter and full year 2020 business update.

Fourth Quarter and Full Year 2020 Business Update

Total sales for the fourth quarter ended January 31, 2021 are estimated to increase 19.4% to $251.9 million compared to $211.0 million in the fourth quarter of 2019. Comparable store sales in the fourth quarter increased 16.7%, exceeding prior expectations of comparable store sales in the positive low double-digit range.

For the full year 2020, the Company expects total sales to be slightly above 2019 total sales, despite the fact that the Company’s stores were closed for approximately 16% of the total available store days in 2020 due to the impact of COVID-19.

The Company expects to exceed its prior expectations for the fourth quarter and full year 2020 diluted earnings per share. For the fourth quarter, the Company expects diluted earnings per share to be in the range of $1.71 to $1.76 compared to $0.84 for the fourth quarter of 2019. For the full year 2020, the Company expects diluted earnings per share to be in a range of $2.22 to $2.27 compared to $1.41 for the full year 2019.

David Makuen, Chief Executive Officer, said, “During a challenging worldwide health crisis and a constant focus on the health and safety of our associates and customers, we finished the year strong. I am so proud of our teams and thankful for our customers that contributed to our fourth quarter comparable sales growth of almost 17% which is well ahead of the guidance we provided in mid-January. This strong topline growth was driven by on-trend assortments that resonated with our loyal and growing customer base, and we are encouraged by the strong momentum in our business.”

Makuen further commented, “Based on our exceptional fourth quarter sales growth combined with gross margin expansion benefiting from strong inventory productivity, we expect to exceed prior expectations of earnings per share for the fourth quarter and full year and eclipse 2019 earnings per share by a large margin. The transformation of Citi Trends is well underway and our performance is a true testament to the agility of our teams and our differentiated business model. We look forward to discussing our final fourth quarter and full year 2020 results and go-forward plans for 2021 in more detail on our earnings call on March 16th.”

These financial expectations are unaudited, based upon the Company’s current estimates, and subject to completion of financial and accounting procedures as of, and for, the quarter and year ended January 31, 2021.

Capital Return Program Update

In the fourth quarter, the Company repurchased approximately 395,000 shares of its common stock at an aggregate cost of $16.7 million. As of year-end, January 31, 2021, $33.4 million remained available under the Company’s existing share repurchase authorization.

Black History Month and Corporate Social Responsibility Update

As announced on January 28, 2021, Citi Trends launched its Black History Makers program to honor Black entrepreneurs who are making an impact in their communities. Citi Trends aims to increase awareness of Black-owned businesses and honor Black History Month by encouraging Black business owners to apply for one of the ten $5,000 grants to be made by Citi Trends and designed to help further their business. The response to this program and applications received to date has far exceeded expectations.

Additionally, as previewed at the 2021 ICR Conference, the Company is pleased to announce that the Company’s Board of Directors has formed a stand-alone Corporate Social Responsibility (CSR) Committee. Chaired by board member Margaret Jenkins, the newly formed CSR Committee will focus on diversity and inclusion initiatives, sustainability and environmental opportunities, employee and vendor ethics and CITIcares Council programs. The Company will provide further details during its March earnings call.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of fashion apparel, accessories and home trends for the entire family. The Company operates 585 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory), the ongoing COVID-19 (coronavirus) pandemic and associated containment and remediation efforts, the potential negative impacts of COVID-19 on the global economy and foreign sourcing, the impacts of COVID-19 on the Company's financial condition, business operation and liquidity, including the re-closure of any or all of the Company’s retail stores and distribution centers, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Any forward-looking statements by the Company, with respect to guidance, the Company’s intention to declare and pay dividends, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Tom Filandro
ICR, Inc.
(646) 277-1235